Exhibit 99

UNITED HERITAGE CORPORATION UNDERGOES CHANGE IN MANAGEMENT

Joseph F. Langston, Jr. Appointed Interim CEO, President & Chairman of Board of Directors

Joseph F. Langston, Jr. Appointed CFO and Treasurer

Paul K. Hickey and Theodore D. Williams Appointed to Board as Independent Directors

Midland, Texas (October 10, 2007) -- United Heritage Corporation (NASDAQ: UHCP) (the “Company”) announced today that on October 8, 2007, C. Scott Wilson, Thomas Kelly, Raoul Baxter and Kenneth Levy resigned from the Company’s board of directors and Theodore D. Williams and Paul K. Hickey were appointed to the board to fill two of the vacancies created by these resignations. The Company’s board of directors has determined that Mr. Williams and Mr. Hickey are independent, as the term is defined by Nasdaq Marketplace Rule 4200(a)(15), and that both meet the criteria set forth on Marketplace Rule 4350(d)(2) for appointment to the Company’s audit committee. Accordingly, Mr. Williams and Mr. Hickey will replace Mr. Kelly and Mr. Baxter on the audit committee. The Company’s current board consists of nine members.

Also on October 8, 2007, Mr. Wilson and Mr. Levy were terminated from their positions as Chief Executive Officer and Chief Financial Officer, respectively, of the Company, and Joseph F. (Chip) Langston was appointed interim CEO, President and Chairman of the Board. Mr. Langston was also appointed as the Company’s Chief Financial Officer and Treasurer. As an inducement to Mr. Langston to accept these positions, the Company agreed to issue him 30,000 shares of common stock and to pay him the sum of $2,500 per month.

Joseph F. (Chip) Langston, age 55, is an experienced and creative entrepreneur, specializing in institutional financing, corporate reorganizations, mergers and acquisitions in the oil and gas sector. For the past 12 years he has been Chief Executive Officer of Langston Investments, Inc. in Dallas, Texas. He formed Search Exploration in 1989, a public company, by consolidating 33 limited partnerships. The Company successfully developed oil and gas prospects in the Texas and Louisiana gulf coast region and merged with Harken Energy Corporation in May 1995. He was also Founder and Chief Financial Officer of Trans-Western Exploration, Inc., while the company grew to 137 employees, was listed on the Toronto Stock Exchange in 1979, and moved to the NASDAQ in 1980. During this period, he raised $200 million dollars for three US institutions for oil and gas exploration from various US, UK and European institutions. He holds a BBA in Accounting and Finance from The University of Texas at Arlington and is a Certified Public Accountant.

Theodore D. Williams, age 36, is the founder and Managing Partner of Point Capital Partners, LLC. He holds a number of directorships of early and development stage private companies. Prior to launching Point Capital, he was at several Wall Street firms including Morgan Joseph & Co. Inc., Thomas Weisel Partners LLC, UBS Warburg, Constellation Power Source (a Goldman Sachs joint venture) and Salomon Smith Barney. He holds an NASD Series 7 license and has a real estate license from the State of New Jersey. A former Army Airborne Ranger, Ted Williams is a graduate of the United States Military Academy at West Point, where he earned a Bachelor of Science degree in quantitative economics with a minor in systems engineering.

Paul K. Hickey, age 75, is President of P.K. Hickey & Co. Inc., a privately held investment banking firm based in New York. He is also the Chairman of Commercial One Financial Group Inc., a director of American Baked Ingredients, Almighty Heroes Media Group LLC and Imperial JETS. In the 1980s, he was President of Hickey, Kober, Inc. (Members of the NASD), a sister company of P.K. Hickey & Co. A veteran of the US Army, he holds a BA from the College of William and Mary. He is a member of the New Jersey Technology Council, the National Small Business Council and the American Legion.

Mr. Langston, in his capacity as interim CEO, said, “United Heritage is determined to bring the Wardlaw property into production. My experience in the oil business tells me that oil of this nature is economically viable at any level above $40 a barrel. Paul Hickey brings a financial acumen to our audit committee and a business career replete with success to our board of directors. Ted Williams brings considerable commercial experience ensuring a safe and steady path to our corporate targets. We are all excited by the potential of United Heritage, and we intend to realize its value.”

The J. R. Butler & Co. Report, commissioned by the Company and published in 1984, estimates 168,770,026 barrels of oil in place on the property. Despite being categorized as heavy oil, the deposits are in the light gravity range of heavy oils at 14-25 API gravity. The Company believes that ultimate recoveries will be in the region of 40%, with approximately 20% recovery in the initial production phase. A pilot project is planned in the coming months, and the Company is actively researching other properties for further expansion.

Private Securities Litigation Reform Act Safe Harbor Statement:
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries’ operations include without limitations, continued value of our real estate portfolio, the strength of the real estate market in Houston, Texas, as a whole, continued acceptance of the Company’s products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof.